Exhibit 99.1
FOR IMMEDIATE RELEASE
MAY 24, 2010

Media Contact:	Meggan Stall, Public Relations Specialist Phone: (214) 721-9487 Meggan.Stall@CrosstexEnergy.com
CROSSTEX ENERGY COMMENCES REGISTERED EXCHANGE OFFER
FOR 8.875 PERCENT SENIOR NOTES DUE 2018
DALLAS, May 24, 2010 — Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy Finance Corporation announced an offer to exchange any and all of their $725,000,000 outstanding principal amount of 8.875 percent Senior Notes due 2018 for an equal amount of new 8.875 percent Senior Notes due 2018.
The terms of the new notes are substantially the same as the original notes, except that the new notes will be registered under the U.S. Securities Act of 1933, as amended, and the new notes will have no transfer restrictions under the Federal securities laws, registration rights or additional interest provisions. Original notes that are not exchanged will continue to be subject to transfer restrictions under the Federal securities laws.
The exchange offer will expire at 5:00 p.m., Eastern Time, on June 23, 2010, unless extended. Tenders of the original notes must be made before the exchange offer expires and may be withdrawn at any time before the exchange offer expires.
The terms of the exchange offer are set forth in a prospectus dated May 24, 2010. Documents related to the offer, including the prospectus and the associated letter of transmittal, have been filed with the Securities Exchange Commission, and may be obtained from the exchange agent, Wells Fargo Bank, N.A. Wells Fargo’s address, telephone number and facsimile number are as follows:
By Registered or Certified Mail
Wells Fargo Bank, N.A.
MAC N9303-121
P.O. Box 1517
Minneapolis, Minnesota 55480
-more-

Crosstex Energy Commences Registered Exchange Offer For 8.875 Percent Senior Notes Due 2018

By Overnight Delivery
Wells Fargo Bank, N.A.
MAC N9303-121
6th & Marquette Avenue
Minneapolis, Minnesota 55479
By Hand Delivery
Wells Fargo Bank, N.A.
608 2nd Avenue South
Northstar East
Building —12th Floor
Minneapolis, Minnesota
Facsimile Transmission
612-667-6282
Attn: Corporate Trust Operations
Confirm by Telephone:
800-344-5128
This press release shall not constitute an offer to exchange nor a solicitation of an offer to exchange the original notes. The exchange offer is being made only by the prospectus dated May 24, 2010, and only to such persons and in such jurisdictions as is permitted under applicable law.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.
Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
This press release contains forward-looking statements within the meaning of the Federal securities laws. These statements are based on certain assumptions made by Crosstex based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors Crosstex believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Crosstex, which may cause Crosstex’s actual results to differ materially from those implied or expressed by the forward-looking statements. Crosstex has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
###